Exhibit 99.1

CytoSorbents Highlights the Strategy of “Enhanced Lung Rest” Using CytoSorb with ECMO to Help Treat Lung Failure at the 10th EuroELSO Congress

MONMOUTH JUNCTION, N.J., April 28, 2022 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, announced that the Company will participate in the 10th EuroELSO Congress (EuroELSO 2022) in London, UK being held May 4-6, 2022, one of the two major conferences for ECMO (extracorporeal membrane oxygenation) users worldwide. CytoSorbents is highlighting the strategy of “enhanced lung rest” using CytoSorb with ECMO to help treat acute respiratory distress syndrome (ARDS) and lung failure – both major causes of death in ICU patients.

New clinical data from 56 critically ill COVID-19 patients with refractory respiratory failure on life support with ECMO and treated with CytoSorb under FDA Emergency Use Authorization (EUA) from the U.S. CTC Registry will be presented on Thursday, May 5, 2022, in an abstract presentation titled: ECMO Utilization with Adjunctive Hemoadsorption Therapy in COVID-19 Patients: An Observational Analysis from the CytoSorb Therapy in COVID-19 (CTC) Registry. This new analysis supports the importance of early intervention with CytoSorb and ECMO in treating patients with COVID-related ARDS, and its potential role in the high observed survival of 52 patients in an earlier analysis of the registry, published in the peer-reviewed journal, Frontiers in Medicine, last year.

CytoSorbents is a platinum sponsor of the Congress and will also host an onsite educational symposium which will be livestreamed on the EuroELSO website, entitled “ECMO plus CytoSorb – Are We Doing It Right?” on Thursday, May 5, 2022, from 12:45-1:45 PM CET in the St. James room (see detail below).

Chairs

Prof. Roberto Lorusso (Deputy Director, Department of Cardio-Thoracic Surgery Heart and Vascular Centre, Maastricht University Medical Centre, The Netherlands) and Prof. Federico Pappalardo (Director of Cardiothoracic and Vascular Anesthesia and Intensive Care, National Hospital Allesandria, Italy)

Speakers

Dr. J.W. Awori Hayanga (Professor of Cardiovascular and Thoracic Surgery and ECMO Program Director at the Heart and Vascular Institute, West Virginia University School of Medicine, Morgantown, USA)

CytoSorb + ECMO in COVID-19: Latest Results from the Multicenter CTC Registry

Dr. Endre Németh (Consultant in Anesthesia and Intensive Therapy and Associate Professor, Semmelweis University, Budapest, Hungary)

Use of CytoSorb and VA-ECMO- a Retrospective Study

Dr. med. Ali Akil (Consultant at Department of Thoracic Surgery and Lung Support, Klinikum Ibbenbueren, Ibbenbueren, Germany)

One Size does Not Fit All – A Patient Tailored Therapy is the Key to Success

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “We are pioneering a new way to treat ARDS and refractory respiratory failure using CytoSorb with ECMO to achieve what we call “Enhanced Lung Rest”. ECMO enables gas exchange to happen outside the lungs, thereby reducing damage to the lungs caused by mechanical ventilation, while CytoSorb removes the circulating inflammatory toxins that cause ongoing lung injury. Together, the early intervention with ECMO and CytoSorb may help the lungs to rest, heal, and recover faster, which is critical to getting patients off of life support and out of the ICU and hospital alive. The data being presented on CytoSorb and ECMO at EuroELSO are supportive of this.”

Dr. Chan continued, “More than 6 million people worldwide have already died from complications of COVID-19 infection, where lung injury, ARDS, and respiratory failure are among the most common. Absent COVID-19, ARDS normally afflicts up to 10-15% of ICU patients due to common everyday illnesses such as influenza and bacterial pneumonia, sepsis, aspiration, trauma, and other life-threatening conditions. Despite the best medical treatment, which includes steroids, ARDS remains a very difficult disease to treat, where roughly 3 in 10 patients will die. We have learned much from the COVID-19 pandemic on how to successfully use CytoSorb to help treat lung injury, with and without ECMO. We plan to parlay these deep insights into attacking yet another major unmet medical need in critical care, while immediately driving a potentially significant growth application for CytoSorb worldwide.”

About U.S. FDA Emergency Use Authorization

CytoSorb received U.S. FDA EUA in April 2020 for use in adult, critically ill COVID-19 patients with confirmed or imminent respiratory failure and is indicated to reduce cytokines in these patients. It has neither been cleared nor approved for the indication to treat patients with COVID-19 infection. The CytoSorb device is authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of the CytoSorb device under Section 564(b)(l) of the Act, 21 U.S.C § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner.

About the CTC Registry

CytoSorbents launched the multicenter CTC Registry following the issuance of U.S. FDA Emergency Use Authorization for CytoSorb therapy in adult, critically ill COVID-19 patients with confirmed or imminent respiratory failure in April 2020. The registry was designed to capture high fidelity data on device utilization patterns and associated clinical outcomes from participating U.S. centers with a pre-specified primary endpoint of ICU mortality. The CTC Registry has now completed enrollment after reaching the milestone of 100 patients enrolled. For more information on the CTC Registry, please view study number NCT04391920 on www.clinicaltrials.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb®, is approved in the European Union with distribution in more than 70 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death.  These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 162,000 cumulative CytoSorb devices have been utilized as of December 31, 2021.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery.  CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure.  The DrugSorb™-ATR Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, apixaban and rivaroxaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.  The Company has initiated two FDA approved pivotal trials designed to support U.S. marketing approval of DrugSorb-ATR.  The first is the 120-patient, 20 center STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) randomized, controlled trial evaluating the ability of intraoperative DrugSorb-ATR use to reduce perioperative bleeding risk in patients on ticagrelor undergoing cardiothoracic surgery.  The second is the 120-patient, 25 center STAR-D (Safe and Timely Antithrombotic Removal-Direct Oral Anticoagulants) randomized, controlled trial, evaluating the intraoperative use of DrugSorb–ATR to reduce perioperative bleeding risk in patients undergoing cardiothoracic surgery on direct oral anticoagulants, including apixaban and rivaroxaban.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others.  The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb™-ATR, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, expectations regarding the future impacts of COVID-19 or the ongoing conflict between Russia and the Ukraine, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 10, 2022, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

U.S. Public Relations Contact:

Eric Kim

Rubenstein Public Relations

212-805-3052

ekim@rubensteinpr.com